EXHIBIT 99

         Reference is made to a report on Schedule 13D, being filed on or about the date hereof, with respect to the undersigned's beneficial ownership of shares of Common Stock of QuesTech, Inc. The undersigned hereby acknowledge and agree that such Schedule 13D is being filed on behalf of each of the undersigned. This agreement may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.




Date:  June 10, 1997     /S/STEVEN N. BRONSON
                         --------------------
                         Steven N. Bronson



                         BARBER & BRONSON INCORPORATED



Date:  June 10, 1997     By:/S/STEVEN N. BRONSON
                            -----------------------------
                             Steven N. Bronson, President